UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  09/17/2008

LeMaitre Vascular, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-33092

Delaware	04-2825458
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

63 Second Avenue
Burlington, MA 01803
(Address of principal executive offices, including zip code)

781-221-2266
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 17, 2008, the Board of Directors (the "Board") of LeMaitre Vascular, Inc. (the "Company") appointed John J. O'Connor as a director of the Company and as Chair of the Audit Committee of the Board, in each case effective immediately. Mr. O'Connor will serve as a Class III Director, and consequently will hold office until the Company's 2009 annual stockholders meeting, subject to his earlier resignation, removal, or death.

Mr. O'Connor will be compensated according to the Company's Non-Employee Director Compensation Policy and Non-Employee Director Stock Option Grant Policy and will also be entitled to indemnification pursuant to the standard indemnification agreement between the Company and its officers and directors.

Under the Company's Non-Employee Director Compensation Policy, each eligible director is paid an annual retainer of $10,000 for membership on the Board and additional annual retainers of $5,000 for serving as Chairman of the Compensation Committee or the Chairman of the Nominating and Corporate Governance Committee, $15,000 for serving as Chairman of the Audit Committee, $1,000 for serving as a member of the Compensation Committee or a member of the Nominating and Corporate Governance Committee, and $2,500 for serving as member of the Audit Committee. All annual retainers are paid in quarterly installments, and are pro-rated for period of service if a director's service ends prematurely. Each eligible director is also paid $2,500 for each regularly scheduled quarterly meeting of the Board attended in person, $1,000 for each regularly scheduled quarterly meeting of the Board attended via telephone or videoconferencing, $500 for each special meeting of the Board attended in person or via telephone or videoconferencing, and $500 for each committee meeting of the Board attended in person or via telephone or videoconferencing. Regardless of the foregoing, no eligible director may receive more than $40,000 in any calendar year without specific approval of the Board. All members of the Board receive reimbursement of travel and other expenses reasonably incurred in connection with attending meetings of the Board or committees thereof. As Chair of the Audit Committee, Mr. O'Connor will be entitled to an annual retainer of $25,000 for his service, fees for attendance at meetings as set forth above, and travel reimbursement.

Under the Company's Non-Employee Director Stock Option Grant Policy, each eligible director is granted a non-statutory stock option to purchase 20,000 shares of the Company's common stock (subject to adjustment in accordance with the Company's 2006 Stock Option and Incentive Plan) upon his or her initial election or appointment to the Board. Each such director is also granted a non-statutory option to purchase 7,500 shares of the Company's common stock (again subject to adjustment in accordance with the Company's 2006 Stock Option and Incentive Plan) at the first meeting of the Board following each annual meeting of the Company's stockholders, provided that such director has served in that capacity for at least six months. All of the foregoing grants are made at the market value of the Company's common stock on the date of grant, vest in three equal annual installments on the anniversary of the grant date, and terminate five years from the date of grant (or, if earlier, 90 days after the end of the grantee's service as a member of the Board).

The Company expects that the appointment of Mr. O'Connor to its Board of Directors and Audit Committee will cause it to regain compliance with the Marketplace Rules of The Nasdaq Stock Market ("Nasdaq"). As previously announced, the voluntary resignation in July of David N. Gill as an independent director of the Company resulted in the Company's noncompliance with Nasdaq Marketplace Rule 4350(c)(1), which requires that a majority of the Company's Board of Directors be independent directors, and Marketplace Rule 4350(d)(2), which requires that the Company's Audit Committee have at least three members, each of whom must be independent. Marketplace Rules 4350(c)(1) and 4350(d)(4) allow such vacancies to be filled no later than the earlier of the next annual shareholders' meeting or one year from the event that caused that vacancy. The appointment of Mr. O'Connor falls within this permitted cure period, and the Company expects that Nasdaq will find that the Company has regained compliance with its Marketplace Rules when Nasdaq reviews the matter.

Item 7.01.    Regulation FD Disclosure

The information contained in this Item 7.01 and in the accompanying exhibit shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or incorporated by reference in any filing under the Exchange Act or the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

On September 19, 2008, the Company issued a press release announcing the appointment of Mr. O'Connor to the Company's Board of Directors and to its Audit Committee. A copy of this press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits.

The information contained in Exhibit 99.1 shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or incorporated by reference in any filing under the Exchange Act or the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Exhibit      Description

   99.1         LeMaitre Vascular, Inc. press release dated September 19, 2008

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LeMaitre Vascular, Inc.

Date: September 19, 2008	By:	/s/ Aaron M. Grossman
Aaron M. Grossman
Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description
EX-99.1	LeMaitre Vascular, Inc. press release dated September 19, 2008